Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.	FOR IMMEDIATE RELEASE
William J. Carden, Chairman, President and CEO
713-706-6200
AMERICAN SPECTRUM REALTY ISSUES PREFERRED STOCK
Houston, TX, January 2, 2009 — American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today the private sale of $1.6 million of Series A Preferred Stock (“Preferred Stock”).
The Preferred Stock will be entitled to dividends at a rate of 15% per year payable quarterly. The Preferred Stock is not required to be redeemed by the Company and the holders will have no right to require redemption. The Preferred Stock is redeemable at the option of the Company at any time after December 31, 2011. The Preferred Stock was purchased on December 31, 2008 by the following individuals: William J. Carden, President and CEO, and John N. Galardi and Timothy R. Brown, Directors. The proceeds from the sale of the Preferred Stock may be used to pay down debt and/or as working capital by the Company.
American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.
Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.